UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2008

CAPITALSOUTH BANCORP
(Exact name of Registrant as specified in its charter)

Delaware	000-51660	63-1026645
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2340 Woodcrest Place, Birmingham, Alabama 35209
(Address of principal executive offices)

(205) 870-1939
Registrant's telephone number, including area code

Not Applicable
(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.     OTHER EVENTS

On December 10, 2008, CapitalSouth Bancorp (the “Company”) announced that it has engaged the investment bank Sterne, Agee & Leach for the purpose of assessing strategic alternatives for the Company, which could include a sale of assets or merger of the Company.  No decision has been made as to whether the Company will engage in a transaction or transactions resulting from its consideration of strategic alternatives or the scope of such a transaction, and no assurance can be given that any transaction or transactions will occur or, if undertaken, the form, terms or timing of such a transaction.

The Company also announced preliminary results of its subscription rights offering, under which the Company conveyed subscription rights to its stockholders for the purchase of up to 7,500,000 shares of common stock at an offering price of $2.00 per share. The press release is attached hereto as Exhibit 99.1 to this Form 8-K and is incorporated by reference.

At 5:00 p.m. Eastern Time on December 8, 2008, stockholders had submitted subscriptions for 1,866,439 shares, or a total value of $3,732,878.  Substantially all of these shares were subscribed to by the Company's directors and senior management.  Closing of portions of certain of the subscriptions may be subject to regulatory approvals, which are expected in the first quarter of 2009, though no assurances of such approvals may be given.  The Company now enters the public re-offering stage of the subscription rights offering, whereby unsubscribed shares of common stock will be offered to the public on a best efforts basis by the Company's officers and directors.  The public re-offering of unsubscribed shares of common stock terminates on January 20, 2009 or such earlier date as the Board of Directors may determine or when all shares are subscribed.

ITEM 9.01.     FINANCIAL STATEMENTS AND EXHIBITS.

(d)       Exhibits.

            99.1      Press Release issued by CapitalSouth Bancorp on December 10, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPITALSOUTH BANCORP

Date:	December 11, 2008	By:	/s/	Carol Marsh
Carol Marsh
Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit(s)

99.1	Copy of press release issued by the Company on December 10, 2008.